Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)Registration Statement (Form S-8 No. 333-231816) pertaining to the Peakstone Realty Trust Second Amended and Restated Employee and Trustee Long-Term Incentive Plan,
(2)Registration Statement (Form S-8 No. 333-280527) pertaining to the Peakstone Realty Trust Second Amended and Restated Employee and Trustee Long-Term Incentive Plan, and
(3)Registration Statement (Form S-3 No. 333-273803) and related Prospectus of Peakstone Realty Trust of our reports dated February 20, 2025, with respect to the consolidated financial statements and schedule of Peakstone Realty Trust and the effectiveness of internal control over financial reporting of Peakstone Realty Trust included in this Annual Report (Form 10-K) for the year ended December 31, 2024.

/s/ Ernst & Young LLP

Los Angeles, California
February 20, 2025